Exhibit 10.2

SUSAN N. ROTH VICE PRESIDENT, CORPORATE SECRETARY AND ASSISTANT GENERAL COUNSEL LAW DEPARTMENT TEL: 423.294.8913 FAX: 423.294.2590

December 21, 2005

Joseph M. Zubretsky

Louise Terrace Apartments # 309

316 Walnut Street

Chattanooga, TN 37402

Re: Employment Agreement dated March 1, 2005 between Joseph M. Zubrestky (“Employment Agreement”) and UnumProvident Corporation

Dear Joe:

This letter is to notify you of and confirm changes in the calculation of certain benefits under the Employment Agreement. Paragraph 8(a) of the Employment Agreement states:

“(i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.	the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the highest annual bonus paid to Executive for any three years prior to the Date of Termination or, if the CEO’s Employment Agreement with the Company is hereafter amended to so provide, the average of the annual bonuses paid to Executive for the three years prior to the Date of Termination (the “Applicable Bonus”) and (y) the fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the sum of the amounts described in clauses (1) and (2) shall hereinafter be referred to as the “Accrued Obligations”); and …

(v) if the Date of Termination occurs during the CIC Period, the Company shall pay to Executive a lump sum cash payment equal to the difference between (A) the actuarial present value of the Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which the Executive was eligible for participation at the Date of Termination, assuming Executive had accumulated three (3) additional years of employment (and if the CEO’s Employment Agreement with the Company is hereafter amended to so provide, three (3) additional years of attained age), and (B) the actuarial present value of the Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which Executive was eligible for participation at the Date of termination; and…”

Effective December 16, 2005, the CEO’s Employment Agreement referred to in your Employment Agreement was amended to change the severance payment formula to include a calculation based on the average of Mr. Watjen’s prior three years’ annual bonuses rather than his highest annual bonus paid in the prior three years, and to change the calculation of the retirement benefit portion of the severance payment to include credit for an additional three years of age as well as service. Therefore, calculations under the respective provisions of Paragraph 8(a)(1)(A) and 8(a)(v) effective December 16, 2005 will reflect these amendments.

Please contact me if you have any questions.

Sincerely,

/s/ Susan N. Roth

Susan N. Roth